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                                                                      EXHIBIT 12

                            GEORGIA GULF CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                              1995       1996       1997       1998       1999
                                            --------   --------   --------   --------   --------
EARNINGS COMPUTATION
Pretax income from continuing
  operations..............................  $243,541   $101,127   $ 99,836   $ 90,172   $ 67,969
Fixed charges.............................    30,435     29,594     33,399     42,983     45,614
Amortization of capitalized interest......       267        368        819      1,050      1,035
Interest capitalized......................    (1,602)    (4,826)    (2,802)      (667)      (948)
                                            --------   --------   --------   --------   --------
Earnings for purposes of computation......  $272,641   $126,263   $131,252   $133,538   $113,670
                                            ========   ========   ========   ========   ========
FIXED CHARGES COMPUTATION
Interest expensed and capitalized.........  $ 26,296   $ 25,219   $ 27,047   $ 31,006   $ 35,251
Amortized debt issuance costs.............       420        440        448        527        675
Estimate of interest within rental
  expense.................................     3,719      3,935      5,904     11,450      9,688
                                            --------   --------   --------   --------   --------
Fixed charges for purpose of
  computation.............................  $ 30,435   $ 29,594   $ 33,399   $ 42,983   $ 45,614
                                            ========   ========   ========   ========   ========
Ratio of earnings to fixed charges........       9.0x       4.3x       3.9x       3.1x       2.5x
                                            ========   ========   ========   ========   ========
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